ICH CORPORATION

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                 JAMES R. ARABIA


        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 1st day of January, 1998, by and between, I.C.H. Corporation (the "Company"), a Delaware corporation with offices at 9404 Genesee Avenue, Suite 330, LaJolla, CA 92037 and James R. Arabia, an individual residing at 4230 Arguello Street, San Diego, CA 92103 (the "Executive").

        WHEREAS, the Executive has served as President and Chief Executive Officer of the Company pursuant to his prior employment agreement dated as of February 11, 1997 (the "Prior Agreement") and prior thereto and has recently taken the position as President and Chief Executive Officer of Sybra, Inc., the principal operating subsidiary of the Company, and through such service, has acquired special and unique knowledge, abilities and expertise; and

        WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Executive Officer and to have the Executive serve as Chairman of the Board of Directors of the Company (the "Board") and President and Chief Executive Officer of Sybra, Inc. and wishes to be assured of his continued services on the terms and conditions hereinafter set forth; and

        WHEREAS, the Executive desires to continue to be employed by the Company as its President and Chief Executive Officer and serve as Chairman of the Board and to perform and to serve the Company on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and of the mutual promises, agreements and covenants set forth herein, the parties hereto agree as follows:

        1.     Employment.

        The Prior Agreement is hereby amended and restated in its entirety as of the date of this Agreement.

               (a) Duties. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as the President and Chief Executive Officer of the Company and agrees to serve as Chairman of the Board. In his role as President and Chief Executive Officer of the Company, the Executive shall be responsible for such duties and functions of a supervisory or managerial nature as may be directed from time to time by the Board provided that such duties are reasonable and customary for a President and Chief Executive Officer including his managerial role with respect to the operations of Sybra, Inc. The Executive agrees that he shall, during the term of this Agreement, except during reasonable vacation periods, periods of illness and the like, devote substantially all his business time, attention and ability to his duties and responsibilities hereunder; provided, however, that nothing contained herein shall be construed to prohibit or restrict the Executive from (i) serving as a director of any corporation, with or without compensation therefor; (ii) serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues; (iii) attending to personal business including conducting non-competing and non-conflicting business activities including without limitation activities related to the maintenance and continuation of the Executive's stock broker's license and related practice; provided, however, that no such service or activity permitted in this Section 1(a) shall materially interfere with the performance by the Executive of his duties hereunder. The Executive shall report directly to the Board.

               (b) Term.

                      (i) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (the "Employment Period") established under this Section 1(b). The initial Employment Period shall be for a term commencing on the date of this Agreement and ending on the third anniversary of the date of this Agreement provided, however, that commencing on the first anniversary of the date of this Agreement and on each anniversary thereafter, the Employment Period shall be extended for one additional year, unless (A) the Company or Executive elects not to extend the term of this Agreement by giving written notice to the other party no more than ninety (90) days and no less than thirty (30) days prior to the applicable anniversary date ("Notice of Non-Renewal"), in which case, the term of this Agreement shall become fixed, or
(B) Executive's employment terminates hereunder.

                      (ii) Notwithstanding anything contained herein to the contrary, (A) Executive's employment with the Company may be terminated by the Company or Executive during the Employment Period, subject to the terms and conditions of this Agreement; and (B) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period upon such terms and conditions as the Board and Executive may mutually agree.

                      (iii) If Executive's employment with the Company is terminated, for purposes of this Agreement the term "Unexpired Employment Period" shall mean the period commencing on the date of such termination and ending on the day the Employment Period would have terminated in the absence of such employment termination and without further renewals.

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

               (c) Location/Travel. The Executive shall work at the Company's headquarters in San Diego County, California. The Executive shall not be required to relocate from the San Diego area during the Employment Period.

        2. Compensation.

               (a) Salary. The Executive shall receive an annual base salary of $235,000 which shall be payable to the Executive in accordance with the Company's regular payroll practices. The annual base salary payable to the Executive pursuant to this Section 2(a), which may be increased but not decreased by the Board or the Compensation Committee of the Board (the "Compensation Committee"), as the case may be, shall be hereinafter referred to as the "Annual Base Salary."

               (b) Annual Bonus. The Executive shall be entitled to receive an annual cash bonus based upon a formula and subject to certain performance goals having been achieved (the "Formula"), determined by the Board, in its sole discretion, by the end of the first quarter of each year.

               The target bonus payable to the Executive for the 1998 fiscal year based upon the Formula established by the Board shall be $100,000.

               (c) Bonus Payment. The bonus shall be paid to the Executive no later than one hundred and twenty (120) days following the end of the period for which the bonus is being paid.

               (d) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him during the Employment Period including without limitation expenses in connection with the Company's headquarters in San Diego, California. Such expenses may include, but shall not be limited to, expenses incurred in connection with the leasing of office space and office equipment and the purchase of all reasonable and necessary office supplies. The Company shall also promptly reimburse the Executive for reasonable out-of-pocket expenses incurred by him pursuant to his employment hereunder, including but not limited to all reasonable travel and entertainment expenses. The Executive may only obtain reimbursement under this Section 2(d) upon submission of such receipts and records as may be initially required by the Board and, thereafter, as may be required under the reimbursement policies established by the Company.

               (e) Additional Benefits; General Rights. The Executive shall be entitled to participate in all employee stock option, pension, savings, and other benefit plans including other welfare plans established by the Company such as life insurance, medical, disability, and business travel accident plans and programs. Executive shall be entitled to a minimum $300.00 per month local travel allowance. In addition, the Company shall reimburse Executive for any premium costs Executive may incur with respect to the health insurance plan currently maintained by the Company (and which

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

may be maintained by the Company from time to time) in which Executive participates. The Executive shall be entitled to four weeks paid vacation per year and any other benefits provided by the Company to its executive officers.

               (f) Withholding. The Company shall deduct from all compensation paid to the Executive under this Agreement, any Federal, State or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to Federal, State or city laws, rules or regulations.

        3. Option Grant.

               (a) Upon execution of the Prior Agreement, Executive received options issued pursuant to the Company's 1997 Employee Stock Option Plan (the "Stock Option Plan"), to purchase up to 176,000 shares of common stock of the Company, $0.01 par value (the "Common Stock"), at an exercise price per share equal to $ 2.17 (such options plus any additional options granted to the Executive in the future shall collectively be referred to herein as the "Options"). Subject to Sections 3(b) and 6 below, such Options shall have vested or vest, as applicable, and be exercisable as follows: 58,667 Options, effective upon execution of the Prior Agreement; 58,667 Options, effective February 11th, 1998; and the balance 58,666, effective February 11th, 1999. The terms and conditions of the Options granted to the Executive pursuant hereto are memorialized in the written option grant agreement between the Company and Executive dated February 11, 1997 ("Option Grant Agreement"), attached to the Prior Agreement as Exhibit A. Such Options shall expire on February 11, 2007.

               The Options granted to the Executive (as well as any which may be granted to Executive) were and are intended to qualify as incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that to the extent that any of such Options do not satisfy the requirements of Section 422(b) of the Code either before or after exercise including, without limitation, disposition of the underlying stock acquired by the exercise of Options prior to the requisite hold period, then they shall be treated as non-qualified stock options.

               (b) In the event that Executive incurs taxable income as a result of any or all of his Options being treated as non-qualified options (i.e., Options have been exercised and the requirements of Section 422(b) of the Code have not been or are no longer met) (the "Taxable Event") as soon as practicable after a determination by the Company and the Executive that the Options are non-qualified and a Taxable Event has occurred, the Company shall make an additional single sum cash payment to the Executive in an amount equal to thirty (30%) percent of Executive's taxable income resulting from the Taxable Event. Such payment shall only be made in the event Executive's employment with the Company has not terminated for Cause within the meaning of Section 5(a)(i) of this Agreement.

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

               (c) Executive shall have thirty-six (36) months from the date of termination of his employment to exercise Options; provided, however, that such period does not extend beyond February 11, 2007. Executive understands that the effect of exercising any incentive stock options on a day that is more than ninety (90) days after the date of termination of employment (or, in the case of a termination of employment on account of death or disability, on a day that is more than one (1) year after the date of such termination) shall be to cause such incentive stock options to be treated as non-qualified stock options.

               (d) To the extent any Options are not vested upon a "Change in Control" of the Company, such unvested Options shall become fully vested and immediately exercisable upon a "Change in Control" of the Company. A "Change in Control" of the Company shall be deemed to have occurred upon the happening of any of the following events:

                      (i) approval by the Board of Directors or stockholders of the Company of a transaction that would result in the reorganization, merger, or consolidation of the Company with one or more other "Persons" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act"), other than a transaction following which:

                             (A) at least 71% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 71% of the outstanding equity ownership interests in the Company; and

                             (B) at least 71% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 71% of the securities entitled to vote generally in the election of directors of the Company;

                      (ii) the acquisition of all or substantially all of the assets of the Company;

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

                      (iii) a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

                      (iv) the occurrence of any event in the nature of an event described in this Section 3(d) if, immediately following such event, at least seventy-five (75%) percent of the members of the Board do not belong to any of the following groups:

                             (A) individuals who were members of the Company's Board on the date of this Agreement; or

                             (B) individuals who first became members of the Board after the date of this Agreement either:

                                    (I) upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

                                    (II) upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination; provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board.

                      (v) one or more other "Persons" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, other than an employee benefit plan sponsored by the Company, becomes the "beneficial owner," as such term is used in
                      Section 13 of the Exchange Act, of thirty (30%) percent or more of the Common Stock of the Company issued and outstanding prior to such acquisition.

        4. Loan. The Company hereby agrees to make a loan to Executive at such time as Executive elects during the Employment Period in a principal amount of $100,000 for the purchase of a principal residence (the "Loan"). The Loan shall accrue

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

interest at an annual rate of eight and one-half (8.5%) percent with interest only payable quarterly in arrears through payroll deduction in years one (1) through seven (7). Principal plus interest shall be repayable on a self-amortizing basis in years eight (8) through ten (10). All payments owed by Executive shall be deducted from Executive's salary on a quarterly basis. To the extent such salary payments are insufficient, the Executive shall pay any balance owed on a timely basis after receipt of written notification from the Company. The Executive shall be required to execute such evidences of indebtedness and other documents as are reasonably necessary to effectuate the Loan.

        5. Termination of Employment; Events of Termination.

               (a) Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                      (i) Cause. Executive's employment hereunder shall terminate for "Cause" ten days after the date the Company shall have given the Executive notice of the termination of his employment for "Cause". For purposes of this Agreement, "Cause" shall mean (A) the commission by the Executive of fraud, embezzlement or an act of serious, criminal moral turpitude; (B) the commission of an act by the Executive constituting material financial dishonesty against the Company; or (C) the Executive's gross neglect in carrying out his material duties and responsibilities under this Agreement which has a material adverse effect on the Company and which is not cured within thirty (30) days subsequent to written notice from the Company to the Executive of such breach.

                      (ii) Death. Executive's employment hereunder shall terminate upon his death.

                      (iii) Disability. Executive's employment hereunder shall terminate ten days after the date on which the Company shall have given the Executive notice of the termination of his employment by reason of his physical or mental incapacity or disability on a permanent basis. For purposes of this Agreement, the Executive shall be deemed to be physically or mentally incapacitated or disabled on a permanent basis if the Board determines he is unable to perform his duties hereunder for a period exceeding six
                      (6) months in any twelve (12) month period.

                      (iv) Good Reason. Executive shall have the right to terminate his employment for "Good Reason." This Agreement shall terminate effective immediately on the date the Executive terminates his employment with the Company for "Good Reason." For purposes

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

                      of this Agreement, "Good Reason" shall mean (A) any material and substantial breach of this Agreement by the Company, (B) a diminution of Executive's responsibilities, loss of title, failure to reelect Executive to the Board or reappoint Executive Chairman of the Board, (C) a Change in Control occurs and the Executive voluntarily quits at any time within the six (6) month period on or immediately following the Change in Control, (D) the Company issues a Notice of Non-Renewal to the Executive, (E) a reduction in the Executive's Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, or any other failure by the Company to comply with Sections 2 and 3, hereof, (F) the relocation of the Executive's office outside the San Diego area, or (G) this Agreement is not assumed by a successor to the Company.

                      (v) Without Cause. The Company shall have the right to terminate the Executive's employment hereunder without Cause subject to the terms and conditions of this Agreement. In such event, this Agreement shall terminate, effective immediately upon the date as of which the Company terminates the Executive's employment for reasons other than for Cause.

                      (vi) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason subject to the terms and conditions of this Agreement. This Agreement shall terminate, effective immediately upon the date as of which the Executive shall have given the Board of Directors notice of his termination without Good Reason.

                (b) Notice of Termination. Any termination of Executive's employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event of the termination of Executive's employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

        6. Payments Upon Termination.

               (a) Death, Disability, Without Cause or for Good Reason. If the Executive's employment is terminated due to death or disability of the Executive (pursuant to Section 5(a)(ii) or (iii)), by the Company without Cause (pursuant to Section 5(a)(v)), or by the Executive for Good Reason (pursuant to

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

Section 5(a)(iv)), the Executive (or, in the event of his death, his estate or beneficiaries) shall be entitled to a payment in the amount of four hundred and seventy thousand ($470,000) dollars payable in equal monthly installments over a period of twelve (12) months beginning on the first day of the month next following the date of termination of employment unless Executive makes an election prior to receipt of the first installment hereunder to increase the duration of such period up to a maximum of thirty-six (36) months; provided however, that if such termination occurs pursuant to the provisions of Section 5(a)(iv)(C) above such payment shall be made in a single sum on the date of termination without discount for early payment (the "Severance Period"). In addition, any outstanding balance of the Loan (principal and interest) shall become due on the date of such termination and shall be payable in equal installments over the Severance Period with all repayments owed by Executive being deducted from Executive's monthly installments or single sum payment as the case may be or alternatively, on such other terms as Executive and the Company may agree. Executive shall also be entitled to any bonuses which have been earned but not been paid prior to such termination. Executive shall not be entitled to any other bonuses. Executive's health insurance benefits specified in Section 2(e) shall terminate on the last day of the Unexpired Employment Period. Executive shall be entitled to COBRA continuation coverage thereafter, at his cost. Additionally, all outstanding Options which are not vested as of the date of termination, if any, shall upon such date of termination vest and become immediately exercisable in accordance with the terms of the Option grant agreement.

               In the event the Executive is terminated by the Company without Cause, or Executive terminates his employment with the Company for Good Reason, the Executive shall have no duty to mitigate the amount of the payment received pursuant to this Section 6(a), it being understood that the Executive's acceptance of other employment shall not reduce the Company's obligations hereunder.

               (b) Termination With Cause or Voluntary Quit. If the Company terminates the Executive's employment for Cause (pursuant to Section 5(a)(i)) or in the event the Executive voluntarily terminates his employment without Good Reason (pursuant to Section 5(a)(vi)), the Executive shall be entitled to his Annual Base Salary through the date of the termination of his employment and the Executive shall be entitled to any bonuses which have been earned but not paid prior to such termination. The Executive shall not be entitled to any other bonuses. The Executive's additional benefits specified in Section 2(e) shall terminate at the time of such termination and the entire outstanding balance of the Loan (principal and interest) shall be due and owing on date of termination. Additionally, the Executive shall be entitled to all Options that have vested as of the date of termination. All outstanding Options, which have not vested, if any, as of date of termination shall be forfeited, and if the termination is for Cause, no further payments pursuant to Section 3(b) shall be made to the Executive.

        7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall

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

require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Executive agrees that this Agreement is personal to him and may not be assigned by him other than by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representative.

        8. Governing Law. This Agreement shall be construed in accordance with, and its validity, interpretation, performance and enforcement and shall be governed by, the laws of the State of California without regard to conflicts of law principles thereof.

        9. Entire Agreement.

               (a) This instrument contains the entire understanding and agreement among the parties relating to the subject matter hereof, except as otherwise referred to herein, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. The parties recognize that the Prior Agreement has been amended and restated in its entirety by this Agreement and the terms of the Prior Agreement are of no further force and effect.

               (b) Neither this Agreement nor any provisions hereof may be waived or modified, except by an agreement in writing signed by the party against whom enforcement of any waiver or modification is sought.

        10. Provisions Severable. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, or to any extent, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        11. Notices. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and delivered by courier or personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Company:

               ICH Corporation
               9404 Genesee Avenue
               Suite 330
               LaJolla, California  92037
               Attention:  Corporate Secretary
               Facsimile Number:  (619) 535-1634

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

        With a copy to:

               Michael D. Dunn
               1409 Weller Boulevard
               Fort Worth, Texas 76112

        If to the Executive:

               Mr. James Arabia
               4230 Arguello Street
               San Diego, California 92103
               Facsimile Number:  (619) 298-3212

If delivered personally, by courier or facsimile transmission (confirmed as aforesaid and provided written confirmation and receipt is obtained by the sender), the date on which a notice is delivered or transmitted shall be the date on which such delivery is made. Notices given by mail as aforesaid shall be effective and deemed received upon the date of actual receipt or upon the third business day subsequent to deposit in the U.S. mail, whichever is earlier. Either party hereto may change its or his address specified for notices herein by designating a new address by notice in accordance with this Section 10.

        12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.


EXECUTIVE                                          ICH CORPORATION


/s/ James R. Arabia                                /s/ Michael D. Dunn
-------------------                                --------------------
James R. Arabia                                     Name: Michael D. Dunn
                                                    Title: President


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